Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Rick Wion, 708-209-6323
INGREDION INCORPORATED REPORTS
2025 FOURTH QUARTER AND FULL-YEAR RESULTS

•Reported and adjusted* EPS were $11.18 and $11.13 for full-year 2025, compared with $9.71 and $10.65 for full-year 2024
•Cash from operations was $944 million for the full-year 2025, during which the Company returned $435 million to shareholders, including $224 million of share repurchases
•The Company expects its full-year 2026 outlook for reported and adjusted EPS to be in the range of $11.00 to $11.80

WESTCHESTER, Ill., February 3, 2026 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its fourth quarter 2025 and full-year 2025 results.
“We delivered record full-year financial results driven by continued strength in Texture & Healthful Solutions and solid results from our Food & Industrial Ingredients–LATAM business,” stated Jim Zallie, president and CEO of Ingredion. “These strong performances were partially offset by slower-than-expected operational recovery within our Food & Industrial Ingredients–U.S./CAN business.”
“Texture & Healthful Solutions delivered a solid quarterly performance with 4% sales volume growth, driven by strong demand for our clean label offerings and our expanding solutions portfolio, both of which outpaced net sales growth within the segment. Additionally, specialty starch modernization upgrades at our Indianapolis facility came online during the fourth quarter, further enhancing reliability and expanding our capacity to support texture solutions growth.”
“Our Food & Industrial Ingredients–LATAM segment regained momentum in the fourth quarter, delivering operating income growth for the full year as market conditions improved. In Food & Industrial Ingredients–U.S./CAN, operational challenges combined with weaker sweetener demand, driven primarily by higher retail prices for canned beverages, impacted results.”
“As we enter 2026, we are well-positioned to build on our current Texture & Healthful Solutions momentum and we anticipate F&II-U.S./CAN will overcome the operational setbacks that meaningfully impacted 2025 results. Supported by strong cash generation and a healthy balance sheet, we will continue to demonstrate disciplined capital allocation to create long-term value for shareholders.”
*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	4Q24	4Q25	2024	2025
Reported Diluted EPS	$1.43	$2.56	$9.71	$11.18
Impairment charges	1.20	0.05	1.63	0.11
Restructuring and resegmentation costs	0.06	0.08	0.20	0.17
Net (gain) on sale of business	—	—	(1.29)	—
Tax items and other matters	(0.06)	(0.16)	0.40	(0.33)
Adjusted Diluted EPS**	$2.63	$2.53	$10.65	$11.13
Factors affecting changes in Reported and Adjusted EPS

	4Q25	2025
Total items affecting adjusted diluted EPS**	(0.10)	0.48
Total operating items	(0.23)	0.13
Margin	(0.22)	0.39
Volume	(0.10)	(0.47)
Foreign exchange	0.08	0.06
Other income	0.01	0.15
Total non-operating items	0.13	0.35
Other non-operating income	(0.01)	—
Financing costs	—	0.03
Tax rate	0.06	0.09
Shares outstanding	0.08	0.23
Non-controlling interests	—	—
** Totals may not sum or recalculate due to rounding

Business Review

Total Ingredion
Net Sales

$ in millions	2024	FX Impact	Volume	S. Korea Volume*	Price/ Mix	2025	Change	Change excl. FX
Fourth Quarter	1,800	36	(40)	—	(39)	1,757	(2%)	(4%)
Full-Year	7,430	8	(51)	(24)	(144)	7,219	(3%)	(3%)
*Represents loss of volume due to the sale of our South Korea business
•Fourth quarter and full-year 2025 net sales decreased 2% and 3% from fourth quarter and full-year 2024. The decrease was driven by lower volume from each of the F&II segments and price mix, primarily from lower raw material costs, partially offset by T&HS volume increases. Excluding foreign exchange impacts, fourth quarter and full-year 2025 net sales were down 4% and 3% from fourth quarter and full-year 2024.
Reported Operating Income

$ in millions	2024	FX Impact	Business Drivers	Restructuring / Impairment	Other	2025	Change	Change excl. FX
Fourth Quarter	162	7	(27)	81	(3)	220	36%	31%
Full-Year	883	6	6	106	15	1,016	15%	14%

INGREDION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS – Page 3
Adjusted Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Fourth Quarter	248	7	(27)	228	(8%)	(11%)
Full-Year	1,016	6	6	1,028	1%	1%
Operating Income
•Fourth quarter 2025 reported and adjusted operating income were $220 million and $228 million, respectively, an increase of 36% and a decrease of 8% versus the fourth quarter 2024. The difference between reported and adjusted operating income was primarily attributable to restructuring costs associated with our Cost2Compete initiatives. Excluding foreign exchange impacts, reported and adjusted operating income for the fourth quarter 2025 were up 31% and down 11%, respectively, from the fourth quarter 2024.
•Reported and adjusted operating income for full-year 2025 were $1,016 million and $1,028 million, respectively, an increase of 15% and an increase of 1% versus full-year 2024. The difference between reported and adjusted operating income was primarily attributable to restructuring and impairment costs associated with our Cost2Compete initiatives.

Texture & Healthful Solutions
Net Sales

$ in millions	2024	FX Impact	Volume	Price/ Mix	2025	Change	Change excl. FX
Fourth Quarter	581	13	25	(28)	591	2%	(1%)
Full-Year	2,366	37	106	(112)	2,397	1%	—%
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Fourth Quarter	94	3	(7)	90	(4%)	(7%)
Full-Year	350	8	47	405	16%	14%
•Fourth quarter 2025 operating income for Texture & Healthful Solutions was $90 million, a decrease of $4 million from the fourth quarter 2024, and full-year 2025 operating income was $405 million, an increase of $55 million from the prior year. The decrease for the quarter was primarily due to one-time SG&A expenses, the effect of which was partially offset by gross profit dollar growth from volume gains in the current period. The increase for the full year was driven by lower raw material and input costs, as well as improved volumes, partially offset by an unfavorable price mix and higher operating expenses. Excluding foreign exchange translational impacts, segment operating income was down 7% for the fourth quarter and up 14% for the full-year.

Food & Industrial Ingredients–LATAM
Net Sales

$ in millions	2024	FX Impact	Volume	Price/ Mix	2025	Change	Change excl. FX
Fourth Quarter	584	24	(17)	(4)	587	1%	(4%)
Full-Year	2,450	(15)	(97)	3	2,341	(4%)	(4%)

INGREDION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS – Page 4
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Fourth Quarter	121	4	(2)	123	2%	(1%)
Full-Year	483	—	10	493	2%	2%
•Fourth quarter 2025 operating income for Food & Industrial Ingredients–LATAM was $123 million, an increase of $2 million from the fourth quarter 2024, and full-year 2025 operating income was $493 million, an increase of $10 million from the prior year. The increase in the fourth quarter was driven by favorable input costs and foreign exchange impacts, partially offset by lower volume demand. The full-year operating income increase was driven by favorable raw material costs and Mexico transactional currency impacts, partially offset by lower volume demand. Excluding foreign exchange translational impacts, segment operating income was down 1% and up 2% for the fourth quarter and the full-year 2025.

Food & Industrial Ingredients–U.S./Canada
Net Sales

$ in millions	2024	FX Impact	Volume	Price/ Mix	2025	Change	Change excl. FX
Fourth Quarter	511	—	(37)	(11)	463	(9%)	(9%)
Full-Year	2,155	(9)	(87)	(46)	2,013	(7%)	(6%)
Segment Operating Income

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Fourth Quarter	82	—	(26)	56	(32%)	(32%)
Full-Year	373	(3)	(55)	315	(16%)	(15%)
•Fourth quarter 2025 operating income for Food & Industrial Ingredients–U.S./Canada was $56 million, a decrease of $26 million from fourth quarter 2024, and full-year 2025 operating income was $315 million, a decrease of $58 million from the prior year. The decrease in the fourth quarter and full-year resulted primarily from production challenges at one of our large manufacturing facilities and lower-than-expected beverage and food volume demand. Excluding foreign exchange translational impacts, segment operating income was down 32% for the fourth quarter and down 15% for the full-year.

All Other**
Net Sales

$ in millions	2024	FX Impact	Volume	S. Korea Volume*	Price/ Mix	2025	Change	Change excl. FX
Fourth Quarter	124	(1)	(11)	—	4	116	(6%)	(6%)
Full-Year	459	(5)	27	(24)	11	468	2%	3%

INGREDION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS – Page 5
All Other Operating Income (Loss)

$ in millions	2024	FX Impact	Business Drivers	2025	Change	Change excl. FX
Fourth Quarter	(4)	—	7	3	NM	NM
Full-Year	(22)	1	19	(2)	NM	NM
•Fourth quarter 2025 operating income for All Other was $3 million, an increase of $7 million from fourth quarter 2024, and full-year 2025 operating loss was $2 million, an improvement of $20 million from the prior year. The increase for the fourth quarter and full year resulted primarily from improvements in the plant-based protein business, partially offset by lower profits from the Pakistan business.
** All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.
Other Financial Items
•At both December 31, 2025 and 2024, total debt and cash including short-term investments were $1.8 billion and $1.0 billion.
•Cash from operations for full-year 2025 was $944 million, down from $1,436 million for full-year 2024, reflecting investment in working capital.
•Reported net financing costs were $9 million for both the fourth quarter 2025 and the fourth quarter 2024.
•Reported and adjusted effective tax rates for the fourth quarter 2025 were 19.3% and 24.0%, compared to 36.2% and 25.2%, for the prior-year period. The two main drivers of the decrease in the reported effective tax rate were the change in value of the Mexican peso against the U.S. dollar and the recapture of U.S. tax benefits, which negatively impacted our tax rate in 2024.
•Net capital expenditures for full-year 2025 were $433 million, up $138 million from full-year 2024.
Dividends and Share Repurchases
For full-year 2025, the Company paid $211 million in dividends to shareholders, and in the fourth quarter 2025 declared a quarterly dividend of $0.82 per share that was paid in the first quarter of 2026. During 2025, the Company repurchased 1.8 million outstanding shares of common stock at a net cost of $224 million. To support total shareholder return, the Company is dedicated to continuing to return value to shareholders through cash dividends and share repurchases.
2026 Full-Year Outlook
The Company expects its full-year 2026 reported and adjusted EPS to each be in the range of $11.00 to $11.80. This guidance does not assume extraordinary changes in current tax rates, tariffs or trade, or food regulations. This expectation excludes any acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company expects full-year 2026 net sales to be up low single-digits to mid-single-digits, reflecting greater volume demand and foreign exchange impacts, partially offset by price mix. Reported and adjusted operating income are expected to be up low single-digits for full year 2026.
The 2026 full-year outlook assumes the following: Texture & Healthful Solutions operating income is expected to be up low single-digits to mid-single-digits, driven by sales volume growth offset by price mix; Food & Industrial Ingredients–LATAM operating income is expected to be flat to up low single-digits, reflecting sales volume growth, offset by price mix; Food & Industrial Ingredients–U.S./Canada operating income is expected to be flat, as operational improvements are offset by input cost increases; and All Other operating income is anticipated to improve by $5 to $10 million from the prior year.
Corporate costs for full-year 2026 are expected to be flat to up low single-digits.
For full-year 2026, the Company expects both the reported and adjusted effective tax rates to be 25.5% to 27.0%.

INGREDION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS – Page 6
Cash from operations for the full-year 2026 is expected to be in the range of $820 million to $940 million, reflecting continued investments in working capital as net sales are expected to grow. Capital expenditures for the full year are expected to be approximately $400 million to $440 million.
First quarter 2026 outlook
For the first quarter of 2026, the Company expects net sales to be down low single-digits compared to the same quarter last year, with reported and adjusted operating income expected to be down mid-double digits, primarily attributable to the challenging comparison with the prior year’s robust first quarter 26% increase in adjusted operating income.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, February 3, 2026, at 8 a.m. CT/9 a.m. ET, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real-time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be available on the Company’s website above and for download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in nearly 120 countries. With 2025 annual net sales of approximately $7.2 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for full-year 2026 reported and adjusted earnings per share, net sales, reported and adjusted operating income, segment and All Other operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, working capital, and capital expenditures, our expectations for 2026 first quarter net sales and reported and adjusted operating income, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “opportunities,” “potential,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including changes in consumer practices, preferences, demand and perceptions that may lessen demand for the products we make; geopolitical conflicts and actions arising from them, including the impacts on the availability and prices of raw materials and energy supplies, supply chain interruptions, and volatility in foreign exchange and interest rates; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; our reliance on purchases of our products

INGREDION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS – Page 7
by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition and brewing industries; the risks associated with pandemics; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil, and the ability to pass through price increases in our key inputs; price fluctuations, supply chain disruptions, tariffs, duties and shortages affecting inputs to our procurement, production processes and delivery channels, including raw materials, energy costs and availability and cost of freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including our ability to complete planned maintenance and investment projects on time and on budget as well as to effectively manage freight and shipping costs and hedging activities; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions, divestitures, or strategic alliances on favorable terms, as well as to successfully conduct due diligence, integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to such transactions; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact of legal and regulatory proceedings, lawsuits, claims and investigations; the impact of any impairment charges on our goodwill or long-lived assets; the impact on our business of political events, trade and international disputes, war, threats or acts of terrorism, and natural disasters; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation or the occurrence of other significant events beyond our control; changes in our tax rates or exposure to additional income tax liability; risks affecting our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; increases in interest rates that could increase our borrowing costs; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments, or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(dollars and shares in millions, except per share data)

	Three Months Ended December 31,		Change %	Twelve Months Ended December 31,		Change %
	2025	2024		2025	2024
	(unaudited)	(unaudited)		(unaudited)
Net sales	$1,757	$1,800	(2%)	$7,219	$7,430	(3%)
Cost of sales	1,327	1,351		5,391	5,639
Gross profit	430	449	(4%)	1,828	1,791	2%
Operating expenses	211	204	3%	815	782	4%
Other operating (income), net	(9)	(6)		(24)	(1)
Restructuring/impairment charges	8	89		21	127
Operating income	220	162	36%	1,016	883	15%
Financing costs	9	9		37	39
Net (gain) on sale of business	—	—		—	(90)
Other non-operating expense	4	1		5	3
Income before income taxes	207	152	36%	974	931	5%
Provision for income taxes	40	55		238	277
Net income	167	97	72%	736	654	13%
Less: Net income attributable to non-controlling interests	2	2		7	7
Net income attributable to Ingredion	$165	$95	74%	$729	$647	13%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	63.6	65.2		64.2	65.5
Diluted	64.4	66.5		65.2	66.6

Earnings per common share of Ingredion:
Basic	$2.59	$1.46	77%	$11.36	$9.88	15%
Diluted	$2.56	$1.43	79%	$11.18	$9.71	15%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	As of December 31,
	2025	2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,030	$997
Short-term investments	3	11
Accounts receivable, net	1,185	1,093
Inventories	1,227	1,187
Prepaid expenses and assets held for sale	60	67
Total current assets	3,505	3,355
Property, plant and equipment, net	2,526	2,264
Intangible assets, net	1,269	1,264
Other non-current assets	597	561
Total assets	$7,897	$7,444

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$48	$44
Accounts payable, accrued liabilities and liabilities held for sale	1,268	1,237
Total current liabilities	1,316	1,281
Long-term debt	1,742	1,787
Other non-current liabilities	473	486
Total liabilities	3,531	3,554

Share-based payments subject to redemption	64	60
Redeemable non-controlling interests	7	7

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 issued at December 31, 2025 and 2024	1	1
Additional paid-in capital	1,155	1,152
Less: Treasury stock (common stock: 14.8 and 13.3 shares at December 31, 2025 and 2024) at cost	(1,555)	(1,355)
Accumulated other comprehensive loss	(937)	(1,086)
Retained earnings	5,610	5,092
Total Ingredion stockholders’ equity	4,274	3,804
Non-redeemable non-controlling interests	21	19
Total stockholders’ equity	4,295	3,823
Total liabilities and stockholders’ equity	$7,897	$7,444

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(dollars in millions)

	Year Ended December 31,
	2025	2024
Cash from operating activities	(unaudited)
Net income	$736	$654
Non-cash charges to net income:
Depreciation and amortization	222	214
Mechanical stores expense	67	62
Net (gain) on sale of business	—	(90)
Deferred income taxes	6	(15)
Impairment charges	10	109
Margin accounts	2	21
Changes in other trade working capital	(75)	396
Other	(24)	85
Cash provided by operating activities	944	1,436
Cash from investing activities
Capital expenditures and mechanical stores purchases, net	(433)	(295)
Proceeds from sale of business	12	255
Purchases of equity securities, net	(20)	(4)
Other	(3)	(3)
Cash used for investing activities	(444)	(47)
Cash from financing activities
Payments on debt, net	(44)	(18)
Commercial paper repayments, net	—	(327)
Repurchases of common stock, net	(224)	(216)
Common stock activity for share-based compensation, net	(12)	46
Purchases of non-controlling interests	—	(40)
Dividends paid, including to non-controlling interests	(211)	(210)
Cash used for financing activities	(491)	(765)
Effects of foreign exchange rate changes on cash and cash equivalents	25	(28)
Increase in cash and cash equivalents	34	596
Cash and cash equivalents, beginning of period	997	401
Cash and cash equivalents, end of period	$1,031	$997

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Change Excl. FX	Twelve Months Ended December 31,		Change	Change Excl. FX
	2025	2024			2025	2024
Net Sales:
Texture & Healthful Solutions (i)	$591	$581	2%	(1%)	$2,397	$2,366	1%	—%
Food & Industrial Ingredients–LATAM (ii)	587	584	1%	(4%)	2,341	2,450	(4%)	(4%)
Food & Industrial Ingredients–U.S./Canada (iii)	463	511	(9%)	(9%)	2,013	2,155	(7%)	(6%)
All Other (iv)	116	124	(6%)	(6%)	468	459	2%	3%
Total Net Sales	$1,757	$1,800	(2%)	(4%)	$7,219	$7,430	(3%)	(3%)

Operating Income (Loss):
Texture & Healthful Solutions	$90	$94	(4%)	(7%)	$405	$350	16%	14%
Food & Industrial Ingredients–LATAM	123	121	2%	(1%)	493	483	2%	2%
Food & Industrial Ingredients–U.S./Canada	56	82	(32%)	(32%)	315	373	(16%)	(15%)
All Other	3	(4)	NM	NM	(2)	(22)	NM	NM
Corporate	(44)	(45)	(2%)	(2%)	(183)	(168)	9%	9%
Adjusted Operating Income	228	248	(8%)	(11%)	1,028	1,016	1%	1%
Restructuring and resegmentation costs	(6)	(6)			(13)	(18)
Impairment charges	(2)	(83)			(8)	(109)
Other matters	—	3			9	(6)
Total Operating Income	$220	$162	36%	31%	$1,016	$883	15%	14%
Percentages may not recalculate due to rounding.
Notes to Net Sales
(i)Net of inter-segment sales of $7 million and $9 million for the fourth quarter of 2025 and 2024, and $32 million and $51 million for full-year 2025 and 2024.
(ii)Net of inter-segment sales of $12 million and $14 million for the fourth quarter of 2025 and 2024, and $51 million and $47 million for full-year 2025 and 2024.
(iii)Net of inter-segment sales of $23 million and $19 million for the fourth quarter of 2025 and 2024, and $108 million and $89 million for full-year 2025 and 2024.
(iv)Net of inter-segment sales of $5 million for both the fourth quarter of 2025 and 2024, and $15 million and $16 million for full-year 2025 and 2024.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as restructuring and resegmentation costs, net gain on sale of business, impairment charges, Mexico tax items, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended December 31, 2025		Twelve Months Ended December 31, 2025
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$165	$2.56	$729	$11.18

Adjustments:

Restructuring and resegmentation costs (i)	5	0.08	11	0.17

Impairment charges (iii)	3	0.05	7	0.11

Other matters (iv)	—	—	(7)	(0.11)

Tax item–Mexico (v)	(4)	(0.07)	(14)	(0.22)

Other tax matters (vi)	(6)	(0.09)	—	—

Non-GAAP adjusted net income attributable to Ingredion	$163	$2.53	$726	$11.13

	Three Months Ended December 31, 2024		Twelve Months Ended December 31, 2024
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$95	$1.43	$647	$9.71

Adjustments:

Restructuring and resegmentation costs (i)	4	0.06	13	0.20

Net (gain) on sale of business (ii)	—	—	(86)	(1.29)

Impairment charges (iii)	81	1.20	109	1.63

Other matters (iv)	(2)	(0.03)	5	0.07

Tax item–Mexico (v)	6	0.09	18	0.27

Other tax matters (vi)	(8)	(0.12)	4	0.06

Non-GAAP adjusted net income attributable to Ingredion	$176	$2.63	$710	$10.65
Net income and EPS may not sum or recalculate due to rounding.
Notes
(i)During the three and twelve months ended December 31, 2025, we recorded pre-tax restructuring charges of $6 million and $13 million, respectively, primarily related to decommissioning costs for previously announced plant closures and restructuring activities that occurred during the year. During the three and twelve months ended December 31, 2024, we recorded pre-tax restructuring charges of $6 million and $18 million, respectively, primarily related to restructuring activities that occurred during the year and the resegmentation of the business that was effective January 1, 2024.

(ii)During the twelve months ended December 31, 2024, we recorded pre-tax gains of $90 million on the sale of the business in South Korea.
(iii)During the three and twelve months ended December 31, 2025, we recorded $4 million and $10 million of pre-tax impairment charges on our equity investments and equipment due to restructuring activities. During the three months ended December 31, 2024, we recorded pre-tax impairment charges of $83 million, which primarily related to the cessation of operations at our Vanscoy, Canada and Alcantara, Brazil manufacturing facilities. Also in 2024, we recorded pre-tax impairment charges of $18 million to equity method investments and $8 million related to the cessation of manufacturing operations in the United Kingdom.
(iv)During the twelve months ended December 31, 2025, there were pre-tax benefits of $9 million primarily related to insurance recoveries and a favorable judgment related to certain indirect taxes. During the twelve months ended December 31, 2024, we recorded a pre-tax net charge of $7 million for tornado damage incurred at a U.S. warehouse.
(v)We recorded tax provisions of $4 million and $14 million for the three and twelve months ended December 31, 2025 as a result of the movement of the Mexican peso against the U.S. dollar and its impact of the Mexico financial statements.
(vi)During the three months ended December 31, 2025, we recorded a change in our accrual related to the permanent reinvestment status of a foreign affiliate, a benefit from the reversal of prior year tax contingencies, reversal of recapture of prior year U.S. tax benefits, tax impacts of the above non-GAAP adjustments, and interest on previously recognized tax benefits for certain Brazilian local incentives that were previously taxable.
During the twelve months ended December 31, 2025, we changed our permanent reinvestment status of a foreign affiliate, U.S. state deferred tax remeasurement, and tax impacts of the above non-GAAP adjustments. These were partially offset by a benefit from our ability to realize future tax losses in Canada, reversal of prior year tax contingencies, and interest on previously recognized tax benefits for certain Brazilian local incentives that were previously taxable.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating income	$220	$162	$1,016	$883

Adjustments:

Restructuring and resegmentation costs (i)	6	6	13	18

Impairment charges (iii)	2	83	8	109

Other matters (iv)	—	(3)	(9)	6

Non-GAAP adjusted operating income	$228	$248	$1,028	$1,016
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended December 31, 2025			Twelve Months Ended December 31, 2025
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$207	$40	19.3%	$974	$238	24.4%

Adjustments:

Restructuring and resegmentation costs (i)	6	1		13	2

Impairment charges (iii)	4	1		10	3

Other matters (iv)	—	—		(9)	(2)

Tax item–Mexico (v)	—	4		—	14

Other tax matters (vi)	—	6		—	—

Adjusted Non-GAAP	$217	$52	24.0%	$988	$255	25.8%

	Three Months Ended December 31, 2024			Twelve Months Ended December 31, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$152	$55	36.2%	$931	$277	29.8%

Adjustments:

Restructuring and resegmentation costs (i)	6	2		18	5

Net (gain) on sale of business (ii)	—	—		(90)	(4)

Impairment charges (iii)	83	2		109	—

Other matters (iv)	(3)	(1)		6	1

Tax item–Mexico (v)	—	(6)		—	(18)

Other tax matters (vi)	—	8		—	(4)

Adjusted Non-GAAP	$238	$60	25.2%	$974	$257	26.4%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

Ingredion Incorporated
Reconciliation of Expected* GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected* Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(unaudited)

	Expected EPS Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP EPS	$11.00	$11.80

Adjustments:

Adjusted EPS	$11.00	$11.80

.Ingredion Incorporated
Reconciliation of Expected* U.S. GAAP Effective Tax Rate (“GAAP ETR”)
to Expected* Adjusted Effective Tax Rate (“Adjusted ETR”)
(unaudited)

	Expected Effective Tax Rate Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP ETR	25.5%	27.0%

Adjustments:

Adjusted ETR	25.5%	27.0%

* Above are reconciliations of our expected full-year 2026 diluted EPS to our expected full-year 2026 adjusted diluted EPS and our expected full-year 2026 GAAP ETR to our expected full-year 2026 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts may include, but are not limited to, adjustments to GAAP EPS and GAAP ETR for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted EPS and adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS and adjusted ETR than we are in our ability to forecast GAAP EPS or GAAP ETR.